EX-99.23.h.2

ACCOUNTING SERVICE AGREEMENT

Exhibit A Fee Schedule
Name Of Series Blue Chip Investor Fund – a series of Blue Chip Investor Fund (“the Trust”) Blue Chip Investor Horizon Fund – a series of Blue Chip Investor Fund (“the Trust”)
Accounting Fees *

If average value of fund is
between the following			Yearly Fee	Monthly Fee
-	25,000,000		21,000	1,750
25,000,000	50,000,000		30,500	2,542
50,000,000	75,000,000		36,250	3,021
75,000,000	100,000,000		42,000	3,500
100,000,000	125,000,000		47,750	3,979
125,000,000	150,000,000		53,500	4,458
150,000,000	-		59,250	4,938

Shareholder Servicing Fees *

11.50	annual fee per shareholder with a
	min of $775.00 charge per month

Blue Sky Servicing Fees

100.00	per state per filing

Calculated monthly charges for a small Fund

			Value	Approx. Monthly Fee
Approximate Fund Size:			3,500,000	1,750
No of Shareholders:			75	775
Blue Sky States			-	-
				2,525
		Less 40% discount*		1,010
		Discounted fee		1,515

		Annual Fee		18,180

* Discount calculated as follows:
Discount	Net assets of Fund
45%	-	3,000,000
40%	3,000,000	4,000,000
35%	4,000,000	5,000,000
30%	5,000,000	6,000,000
25%	6,000,000	7,000,000
20%	7,000,000	8,000,000
15%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	-